                                                                    EXHIBIT 99.1

For immediate release


Contacts:         Jane Ostrander
                  Media Relations
                  847 482-5607
                  jane.ostrander@tenneco-automotive.com

                  Leslie Hunziker
                  Investor Relations
                  847 482-5042
                  leslie.hunziker@tenneco-automotive.com


                   TENNECO AUTOMOTIVE REPORTS IMPROVED RESULTS

     - Company reports EPS of 2-cents per share, reversing prior year net loss
     -    EBIT improves 15 percent to $31 million
     -    EBITDA improves 14 percent to $70 million
     - Revenues increase 14 percent as favorable platform mix helps original equipment sales outpace market
     -    Restructuring program realizes $6 million in savings


Lake Forest, Illinois, April 22, 2003 - Tenneco Automotive (NYSE: TEN) announced today that the company reported net income of $1 million, or 2-cents per share, in the first quarter of 2003, versus a net loss of $2 million, or 5-cents per share before the cumulative effect of a change in accounting principle, for the first quarter of 2002. First Call's analyst consensus estimate for the quarter was a loss of 4-cents per share. EBIT (income before interest, taxes and minority interest) improved to $31 million in the quarter, a 15 percent increase over $27 million the previous year. EBITDA was $70 million for the quarter, a 14 percent improvement over first quarter 2002 EBITDA of $61 million.

The first quarter 2003 results include pre-tax restructuring and restructuring related costs of $5 million, or 7-cents per share, and a tax benefit from resolution of outstanding tax issues of $3 million, or 8-cents per share. The first quarter 2002 results include a pre-tax non-accruable restructuring expense of $1 million, or one cent per share; pre-tax charges associated with the company's amendment of its senior debt agreements of $2 million, or 3-cents per share; and income from a tax benefit of $4 million, or 10-cents per share. (See the table entitled, "Reconciliation of GAAP Results to non-GAAP Results" attached to this press release for more information about these adjustments and other non-GAAP results in this press release.)

The company reported revenue of $921 million for the quarter, up 14 percent versus $809 million in the first quarter of 2002. Favorable currency exchange rates benefited revenue by $54 million in the quarter. Excluding the impact of currency, revenue was up 7 percent.

"We are pleased with our results, especially given industry and economic uncertainties at the beginning of the year. We benefited this quarter from our strong position on top-selling vehicle platforms as North American OE production volumes remained strong. We also continue to see steady improvement in our European original equipment exhaust business where revenues are up year-over-year, and gross margins improved over last quarter and are now even with first quarter 2002," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We still face challenges in the global aftermarket and are aggressively taking costs out of the businesses, including flexing our operations, while continuing to invest strategically in promoting our products and premium brands."

The company generated $10 million in positive cash flow before financing activities during the quarter compared with $14 million in the first quarter of 2002. The company used more cash in the quarter, compared with first quarter 2002, primarily to prepare for platform launches and for seasonal inventory builds. More aggressive receivables and payables management steps were taken in the quarter to offset this heavier cash use and to help preserve liquidity given the uncertainties in the market for the second quarter of 2003. Total bank and bond debt was $1.443 billion at quarter-end compared with $1.445 billion at the end of 2002.

Tenneco Automotive again significantly outperformed the requirements of its bank debt covenants. At March 31, the leverage ratio was 4.35, below the maximum limit of 5.75; the fixed charge coverage ratio was 1.31, exceeding the minimum required ratio of 0.80; and the interest coverage ratio was 2.31, exceeding the minimum required ratio of 1.65.

The company continues to improve its operational efficiency and realized $6 million in savings during the quarter from implementation of its Project Genesis restructuring program and $6 million in savings from Six Sigma initiatives. The company's SGA&E (selling, general and administrative expense plus engineering, research and development expense) as a percent of sales was 11.6 percent, within management's goal for the year of maintaining this ratio at less than 12 percent.

"We made progress this quarter as our original equipment businesses fueled top-line growth and we continued to successfully execute our restructuring and cost-cutting initiatives. We were especially encouraged that our North American aftermarket business equaled last year's profitability on softer sales," said Frissora. "Going forward, we're cautiously optimistic about OE revenue growth given our platform mix and we're launching new products and marketing programs to help counter industry conditions in the aftermarket. We also remain intensely focused on generating cash and see solid opportunities to reduce inventories and improve our working capital performance."

NORTH AMERICA

- Strong OE production and the company's presence on high volume OE vehicle models drove North American original equipment revenue to $373 million in the quarter, a 9 percent increase over first quarter 2002 revenue of $341 million. Excluding catalytic converter pass-through sales, revenue increased 12 percent.

- Original equipment revenue included a 7 percent increase in heavy-duty revenues versus last year.

- North American aftermarket revenue was $108 million versus $126 million one year ago. Sales were negatively impacted by lower consumer confidence and the continued universal decline in the exhaust market. Despite the decrease in aftermarket revenue, EBIT for that business was flat on a year-over-year comparison.

- EBIT for North American operations was $28 million compared with $19 million in the first quarter of 2002. The 46 percent EBIT improvement was primarily driven by OE volumes, improved operating efficiency and continued tight cost controls. EBITDA was $50 million versus $40 million in first quarter 2002.

- First quarter 2003 EBIT results include $3 million in restructuring and restructuring related costs. First quarter 2002 EBIT results include $1 million in restructuring related costs and $1 million in charges associated with the company's amendment of its senior debt agreements.

EUROPE

- European original equipment revenue increased 30 percent to $269 million from $207 million in the first quarter of 2002. Excluding catalytic converter pass-through sales and the impact of favorable currency exchange rates, revenue would have increased 5 percent.

- The company's European aftermarket revenue increased to $76 million, versus $65 million one year ago. Excluding the impact of currency, revenue would have decreased 4 percent.

- European EBIT was a loss of $1 million, compared with positive EBIT of $5 million in the first quarter of 2002. EBIT was impacted by a $4 million increase in depreciation and higher aftermarket promotional costs. EBITDA was $13 million compared with $15 million in first quarter 2002.

- First quarter 2003 EBIT results include $2 million in restructuring and restructuring related costs. First quarter 2002 EBIT results include $1 million in charges associated with the company's amendment of its senior debt agreements and no restructuring costs.

REST OF WORLD

- The company's Asian operations reported revenue of $36 million, versus $18 million one year ago. Revenue growth was primarily driven by strong China OE volumes and higher pass-through sales.

- In South America, the company reported revenue of $26 million, flat compared with the previous year. Unfavorable currency exchange rates negatively impacted revenue by $7 million, which was offset by stronger OE and aftermarket volumes.

- The company's Australian operations reported revenue of $33 million for the quarter, a 27 percent increase over first quarter 2002 revenue of $26 million. A favorable currency exchange rate impacted revenue by $4 million. Strong OE production offset softer sales in both the ride control and exhaust segments of the aftermarket.

- Combined EBIT for Asia, South America and Australia was $4 million, versus $3 million in the first quarter of 2002. Higher OE volumes in all the regions were primarily responsible for the increase. Combined EBITDA for rest of world was $7 million compared with $6 million in first quarter 2002.

The attachments provide additional information on Tenneco Automotive's first quarter 2003 results.

CONFERENCE CALL INFORMATION
The company will host a conference call on April 22, 2003 at 9 a.m. Eastern time. The dial-in number is 888 809-8968 domestic or 630 395-0038 international. Passcode is Tenneco Auto. The call will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A copy of this press release, which includes in the attachments financial information to be discussed on this call, is also available on the financial and news sections of the Tenneco Automotive web site at www.tenneco-automotive.com. A recording of this call will be available one hour following the completion of the call on April 22 through April 29, 2003. To access this recording, dial 800 454 0157 domestic or 402 220-2123 international and enter passcode 8400.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

This press release contains forward-looking statements. Words such as "taking", "focused", "goal", "expect", "anticipate", "should", "believe", "plan", "remain", "confident", "continue," "will", "may", "can", "intend", "continue", "estimate" and "seek" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business and the overall highly competitive nature of the automotive parts industry; (v) changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2002.


                                       ###

                                                                    ATTACHMENT 1


            TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                         STATEMENTS OF INCOME (LOSS)
                         THREE MONTHS ENDED MARCH 31,
                                  Unaudited



                                                                                         2003                  2002
                                                                                         ----                  ----

Net sales and operating revenues:                                                        $ 921                $  809
                                                                                         =====                ======

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                                   743 (a)               640 (c)
   Engineering, Research and Development                                                    19                    14
   Selling, General and Administrative                                                      88                    93 (d)
   Depreciation and Amortization of other intangibles                                       39                    34
                                                                                         -----                ------
          Total Costs and Expenses                                                         889                   781
                                                                                         =====                ======

Other Income (Loss)                                                                         (1)                   (1)
                                                                                         -----                ------
Total Other Income                                                                          (1)                   (1)
                                                                                         -----                ------

Income (Loss) before interest expense, income taxes,
 and minority interest
   North America                                                                            28 (a)                19 (c) (d)
   Europe                                                                                   (1)(a)                 5 (d)
   Other                                                                                     4                     3
                                                                                         -----                ------
                                                                                            31                    27
Less:
   Interest expense (net of
     interest capitalized)                                                                  31                    36
   Income tax expense (benefit)                                                             (2)(b)                (8)(e)
   Minority interest                                                                         1                     1
                                                                                         -----                ------
Income (loss) before Cumulative Effect of
   Change in Accounting Principle                                                            1                    (2)
                                                                                         -----                ------

Cumulative Effect of Change in Accounting
   Principle, net of income tax                                                             --                  (218)
                                                                                         -----                ------
Net income (loss)                                                                        $   1                $ (220)
                                                                                         =====                ======

Average common shares outstanding:
   Basic                                                                                  40.1                  39.7
                                                                                         =====                ======
   Diluted                                                                                40.9                  40.9
                                                                                         =====                ======

Earnings (loss) per share of common stock:
   Basic-
      Before Cumulative Effect of Change in Accounting Principle                         $0.02                $(0.05)
      Cumulative Effect of Change in Accounting Principle                                   --                 (5.49)
                                                                                         -----                ------
                                                                                         $0.02                $(5.54)
                                                                                         =====                ======

   Diluted-
      Before Cumulative Effect of Change in Accounting Principle                         $0.02                $(0.05)
      Cumulative Effect of Change in Accounting Principle                                   --                 (5.49)
                                                                                         -----                ------
                                                                                         $0.02                $(5.54)
                                                                                         =====                ======

(a) Includes restructuring and restructuring related charges of $5 million pre-tax, $2 million after-tax or $0.07 per share. The entire charge is recorded in cost of sales. Geographically, $3 million is recorded in North America and $2 million in Europe.

(b) Includes a $3 million or $.08 per share tax benefit related to the resolution of outstanding tax issues.

(c) Includes restructuring and other charges of $1 million pre-tax, or $0.01 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in North America.

(d) Includes costs associated with the amendment of the senior debt agreement of $2 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(e) Includes a $4 million or $.10 per share tax benefit related to lower-than-expected costs for withholding taxes. The lower cost of tax withholding for the fourth quarter 2001 tax repatriation transaction resulted from an amendment in the senior debt agreement allowing a more efficient transaction to be completed.

                                                                   ATTACHMENT 1


                TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                    BALANCE SHEET
                                     (Unaudited)
                                      (Millions)

                                                                       March 31, 2003       December 31, 2002
                                                                       --------------       -----------------
 Assets

           Cash and Temporary Cash Investments                           $    58                $    54

           Receivables, Net                                                  466                    409

           Inventories                                                       373                    352

           Other Current Assets                                              162                    151

           Investments and Other Assets                                      485                    512

           Plant, Property, and Equipment, Net                             1,038                  1,026
                                                                         -------                -------
           Total Assets                                                  $ 2,582                $ 2,504
                                                                         =======                =======




Liabilities and Shareowners' Equity

           Short-Term Debt                                               $   250                $   228

           Accounts Payable                                                  592                    505

           Accrued Taxes                                                      29                     40

           Accrued Interest                                                   33                     23

           Other Current Liabilities                                         205                    220

           Long-Term Debt                                                  1,193                  1,217

           Deferred Income Taxes                                              76                    103

           Deferred Credits and Other Liabilities                            252                    243

           Minority Interest                                                  18                     19

           Total Shareholders' Equity                                        (66)                   (94)
                                                                         -------                -------
           Total Liabilities and Shareholders' Equity                    $ 2,582                $ 2,504
                                                                         =======                =======

                                                                   ATTACHMENT 1


              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (Unaudited)
                                   (Millions)

                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                   ---------------------------------
                                                                                        2003               2002
                                                                                   ---------------  ----------------
Operating activities:
  Net income (loss) before cumulative effect of change in accounting                   $  1               $ (2)
        principle, net of tax
  Adjustments to reconcile income (loss)
   to net cash provided (used) by operating activities -
    Depreciation and amortization                                                        39                 34
    Deferred income taxes                                                                (7)               (15)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                        (49)               (53)
      (Inc.)/dec. in inventories                                                        (12)                (2)
      (Inc.)/dec. in prepayments and other current assets                                (6)                (9)
      Inc./(dec.) in payables                                                            78                 58
      Inc./(dec.) in taxes accrued                                                       (4)                (2)
      Inc./(dec.) in interest accrued                                                    11                 15
      Inc./(dec.) in other current liabilities                                          (18)                19
    Other                                                                                 3                 (2)
                                                                                       ----               ----
Net cash provided by operating activities                                                36                 41

Investing activities:
  Net proceeds from sale of assets                                                        1                 --
  Expenditures for plant, property & equipment                                          (26)               (23)
  Investments and other                                                                  (1)                (4)
                                                                                       ----               ----
Net cash used by investing activities                                                   (26)               (27)
                                                                                       ----               ----

Net cash provided before financing activities                                            10                 14

Financing activities:
  Retirement of long-term debt                                                          (24)                --
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                          21                 (7)
                                                                                       ----               ----
Net cash used by financing activities                                                    (3)                (7)
                                                                                       ----               ----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                              (3)                (4)
                                                                                       ----               ----

Inc./(dec.) in cash and temporary cash investments                                        4                  3
Cash and temporary cash investments, January 1                                           54                 53
                                                                                       ----               ----
Cash and temporary cash investments, March 31                                          $ 58               $ 56
                                                                                       ====               ====

Cash paid during the period for interest                                               $ 20               $ 22
Cash paid during the period for income taxes                                           $ 11               $  9

                                                                   ATTACHMENT 2

                               TENNECO AUTOMOTIVE
              RECONCILIATION OF GAAP(a) RESULTS TO NON-GAAP RESULTS
                                    Unaudited


                                                                                     Q1 2003                     Q1 2002
                                                                            --------------------------  ------------------------
                                                                              Amount     Per Share       Amount     Per Share
                                                                            -----------  -------------  ----------  ------------
Net Income before Cumulative Effect of Change in Accounting
   Principle (GAAP measure)                                                 $        1    $      0.02   $      (2)  $     (0.05)

After tax adjustments (reflects non-GAAP measures):
        Restructuring and restructuring related expenses                             2           0.07           -          0.01
        Tax settlement adjustment                                                   (3)         (0.08)          -             -
        Amendment fee                                                                -              -           1          0.03
        Tax repatriation reversal                                                    -              -          (4)        (0.10)
                                                                            -----------  -------------  ----------  ------------

Non-GAAP earnings measure(b)                                                $        -   $       0.01   $      (5)  $     (0.11)
                                                                            ===========  =============  ==========  ============
                                                                                                    Q1 2003
                                                                            ----------------------------------------------------
                                                                              North                      Rest of
                                                                             America        Europe        World        Total
                                                                            -----------  -------------  ----------  ------------
Income(loss) before interest expense, income taxes and
   minority interest (GAAP measure)                                                 28             (1)          4            31

Depreciation and amortization of other intangibles                                  22             14           3            39
                                                                            -----------  -------------  ----------  ------------

Total EBITDA(c)                                                                     50             13           7            70
                                                                            ===========  =============  ==========  ============

                                                                                                   Q1 2002
                                                                            ----------------------------------------------------
                                                                              North                      Rest of
                                                                             America        Europe        World        Total
                                                                            -----------  -------------  ----------  ------------
Income(loss) before interest expense, income taxes and
   minority interest (GAAP measure)                                                 19              5           3            27

Depreciation and amortization of other intangibles                                  21             10           3            34
                                                                            -----------  -------------  ----------  ------------

Total EBITDA                                                                        40             15           6            61
                                                                            ===========  =============  ==========  ============


(a) Generally Accepted Accounting Principles

(b) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP results in order to reflect the results for the first quarters of 2003 and 2002 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. However, the management of Tenneco Automotive uses both the GAAP and non-GAAP measures reflected above to understand and analyze the results of its business, and believes investors find this information helpful in understanding the ongoing performance of operations separate from items that may have a disproportional positive or negative impact on the company's financial results in any particular period.

(c)EBITDA represents income before cumulative effect of change in accounting principle, interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's ability to incur and service debt. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                                                   ATTACHMENT 2


                               TENNECO AUTOMOTIVE
               RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
                                    Unaudited


                                                                                      Q1 2003
                                                -----------------------------------------------------------------------------------
                                                                                             Pass-through           Revenues
                                                                                                Sales              Excluding
                                                                              Revenues        Excluding             Currency
                                                               Currency      Excluding         Currency         and Pass-through
                                                 Revenues       Impact        Currency          Impact               Sales
                                                ------------  ------------  -------------  -----------------  ---------------------
North America Aftermarket
     Ride Control                                        72             -             72                  -                     72
     Exhaust                                             36             -             36                  -                     36
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total North America Aftermarket                    108             -            108                  -                    108

North America Original Equipment
     Ride Control                                       116             -            116                  -                    116
     Exhaust                                            257             -            257                 87                    170
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total North America Original Equipment             373             -            373                 87                    286

Total North America                                     481             -            481                 87                    394

Europe Aftermarket
     Ride Control                                        35             6             29                  -                     29
     Exhaust                                             41             8             33                  -                     33
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total Europe Aftermarket                            76            14             62                  -                     62

Europe Original Equipment
     Ride Control                                        57             9             48                  -                     48
     Exhaust                                            212            34            178                 58                    120
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total Europe Original Equipment                    269            43            226                 58                    168

Total Europe                                            345            57            288                 58                    230

Asia                                                     36             -             36                 13                     23

South America                                            26            (7)            33                  2                     31

Australia                                                33             4             29                  3                     26
                                                ------------  ------------  -------------  -----------------  ---------------------

Total Other                                              95            (3)            98                 18                     80

Total Tenneco Automotive                                921            54            867                163                    704
                                                ============  ============  =============  =================  =====================
                                                                                      Q1 2002
                                                -----------------------------------------------------------------------------------
                                                                                             Pass-through           Revenues
                                                                                                Sales              Excluding
                                                                              Revenues        Excluding             Currency
                                                               Currency      Excluding         Currency         and Pass-through
                                                 Revenues       Impact        Currency          Impact               Sales
                                                ------------  ------------  -------------  -----------------  ---------------------
North America Aftermarket
     Ride Control                                        84             -             84                  -                     84
     Exhaust                                             42             -             42                  -                     42
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total North America Aftermarket                    126             -            126                  -                    126


North America Original Equipment
     Ride Control                                       100             -            100                  -                    100
     Exhaust                                            241             -            241                 85                    156
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total North America Original Equipment             341             -            341                 85                    256

Total North America                                     467             -            467                 85                    382

Europe Aftermarket
     Ride Control                                        28             -             28                  -                     28
     Exhaust                                             37             -             37                  -                     37
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total Europe Aftermarket                            65             -             65                  -                     65

Europe Original Equipment
     Ride Control                                        41             -             41                                        41
     Exhaust                                            166             -            166                 47                    119
                                                ------------  ------------  -------------  -----------------  ---------------------
     Total Europe Original Equipment                    207             -            207                 47                    160

Total Europe                                            272             -            272                 47                    225

Asia                                                     18             -             18                  5                     13

South America                                            26             -             26                  2                     24

Australia                                                26             -             26                  1                     25
                                                ------------  ------------  -------------  -----------------  ---------------------

Total Other                                              70             -             70                  8                     62

Total Tenneco Automotive                                809             -            809                140                    669
                                                ============  ============  =============  =================  =====================


Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.